As filed with the Securities and Exchange Commission on January 4, 2022
Form S-8 Registration No. 333-213832
Form S-8 Registration No. 333-174356
Form S-8 Registration No. 333-164292

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration No. 333-213832
Form S-8 Registration No. 333-174356
Form S-8 Registration No. 333-164292

UNDER
THE SECURITIES ACT OF 1933

CIT GROUP INC.
(First Citizens BancShares, Inc., as successor by merger to CIT Group Inc.)
(Exact Name of Registrant as Specified in its Charter)

Delaware	65-1051192
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

11 W. 42nd Street New York, New York (Address of principal executive offices)	10036 (Zip Code)

Amended and Restated CIT Group Inc. Long-Term Incentive Plan
CIT Group Inc. 2011 Employee Stock Purchase Plan
2016 Omnibus Incentive Plan
 (Full titles of the plans)

Matthew G.T. Martin
Chief Counsel and Corporate Secretary
First Citizens BancShares, Inc.
4300 Six Forks Road
Raleigh, North Carolina 27609
(919) 716-7000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), in each case filed with the Securities and Exchange Commission (the “SEC”) by CIT Group Inc. (the “Registrant”):

•
Registration Statement No. 333-213832, filed with the SEC on September 27, 2016, pertaining to the registration of 6,067,044 shares of common stock, par value $0.01 per share, of the Registrant issuable pursuant to the 2016 Omnibus Incentive Plan;

•
Registration Statement No. 333-174356, filed with the SEC on May 20, 2011, pertaining to the registration of 2,000,000 shares of common stock, par value $0.01 per share, of the Registrant issuable pursuant to the CIT Group Inc. 2011 Employee Stock Purchase Plan; and

•
Registration Statement No. 333-164292, filed with the SEC on January 11, 2010, pertaining to the registration of 10,526,316 shares of common stock, par value $0.01 per share, of the Registrant issuable pursuant to the Amended and Restated CIT Group Inc. Long-Term Incentive Plan.

Pursuant to the Agreement and Plan of Merger, dated October 15, 2020, as amended by Amendment No. 1, dated as of September 30, 2021 (as amended, the “Merger Agreement”), by and among the Registrant, First Citizens BancShares, Inc. (“BancShares”), First-Citizens Bank & Trust Company, a North Carolina chartered commercial bank and direct, wholly owned subsidiary of BancShares (“FCB”), and FC Merger Subsidiary IX, Inc., a direct, wholly owned subsidiary of FCB (“Merger Sub”), (i) on January 3, 2022, Merger Sub merged with and into the Registrant, with the Registrant as the surviving entity (the “First-Step Merger”), and (ii) on January 4, 2022, the Registrant merged with and into FCB, with FCB as the surviving entity (together with the First-Step Merger, the “Mergers”).  On January 4, 2022, CIT merged with and into FCB, with FCB continuing as the surviving corporation.

In connection with the Mergers and the related transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the above-referenced Registration Statements.  Accordingly, pursuant to the undertakings contained in such Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unsold at the termination of the offerings, the Registrant is filing this post-effective amendment to the Registration Statements to deregister, and does hereby remove from registration, all the securities of the Registrant registered under such Registration Statements that remain unsold as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has authorized these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on this 4th day of January, 2022.

FIRST CITIZENS BANCSHARES, INC. (as successor by merger to CIT Group Inc.)

By:	/s/ Craig L. Nix
Name:	Craig L. Nix
Title:	Chief Financial Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.